Exhibit 10.3

DIRECTORS AGREEMENT

This Directors Agreement (this “Agreement”) is made and entered into this          day of                             , 2009, by and between 1st Pacific Bancorp, a California corporation (“1st Pacific Bancorp”) and                                        (“Affiliate”) with reference to the following facts:

RECITALS

A.                                   First Business Bank, National Association, a national banking association (“First Business Bank”), FB Bancorp, a California corporation (“FB Bancorp”), 1st Pacific Bank of California, a California state-chartered commercial bank and the wholly-owned subsidiary of 1st Pacific Bancorp (“1st Pacific Bank”), and 1st Pacific Bancorp have entered into that certain Agreement and Plan of Merger dated as of this date (the “Reorganization Agreement”), pursuant to which: (i) FB Bancorp and First Business Bank will reorganize and FB Bancorp will become the bank holding company for First Business Bank (the “Bank Holding Company Formation”); (ii) immediately thereafter, FB Bancorp will cause the merger of a wholly-owned merger subsidiary with and into 1st Pacific Bancorp (the “Merger”), with 1st Pacific Bancorp as the resultant or surviving corporation in the Merger (the “Surviving Corporation”); (iii) immediately thereafter, the Surviving Corporation will merge with FB Bancorp (the “Bank Holding Company Merger”) with the Surviving Corporation as the resultant or surviving bank holding company (the “Surviving Bank Holding Company”) for First Business Bank and 1st Pacific Bank; and (iv) immediately thereafter, the Surviving Bank Holding Company will cause the merger of First Business Bank with 1st Pacific Bank (the “Bank Merger”) with 1st Pacific Bank as the resultant or surviving bank in the Bank Merger (the “Surviving Bank”).

B.                                     As a condition to its willingness to enter into the Reorganization Agreement, and in reliance on Affiliate’s representations, warranties, covenants and agreements hereunder, 1st Pacific Bancorp has requested that Affiliate agree, and Affiliate has agreed, to enter into this Agreement and to perform Affiliate’s duties and obligations hereunder.

NOW, THEREFORE, in consideration of the promises and of the representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

AGREEMENT

1.                                      AGREEMENTS OF AFFILIATE

1.1.                            Agreement to Vote.  At any meeting of the shareholders of First Business Bank to approve the Holding Company Formation, the Merger, the Reorganization Agreement and the transactions contemplated thereby, Affiliate shall vote or cause to be voted all shares of common stock of First Business Bank, $5.00 par value per share (“First Business Bank Stock”) owned by Affiliate and any other shares of First Business Bank Stock hereafter acquired by Affiliate in favor of, and to approve, the principal terms of the Holding Company Formation, the Merger and any other matter contemplated by the Reorganization Agreement which requires the approval of the shareholders of First Business Bank.

1.2.                            Agreement to Recommend.  Subject to Affiliate’s fiduciary obligations under applicable law, Affiliate shall recommend to the shareholders of First Business Bank to vote in favor of, and to approve, the principal terms of the Merger and any other matters contemplated by the Reorganization Agreement.

1.3.                            Restrictions on Dispositions.  Affiliate agrees that, except with the prior written consent of 1st Pacific Bancorp, or pursuant to the Merger, Affiliate will not pledge nor otherwise encumber, sell, assign or otherwise dispose of any shares of First Business Bank Stock currently owned or acquired by Affiliate after the date of this Agreement.

1.4.                            Cooperation.  Subject to Affiliate’s fiduciary obligations under applicable law, Affiliate agrees to cooperate fully with 1st Pacific Bancorp and 1st Pacific Bank in connection with the Merger and the other transactions contemplated in the Reorganization Agreement.

2.                                      REPRESENTATIONS AND WARRANTIES OF AFFILIATE

Affiliate represents and warrants to and agrees with 1st Pacific Bancorp as follows:

2.1.                            Capacity.  Affiliate has all the requisite capacity and authority to enter into and perform Affiliate’s obligations under this Agreement.

2.2.                            Binding Agreement.  This Agreement constitutes the valid and binding obligation of Affiliate, except as the enforcement hereof may be limited by general principles of equity.

2.3.                            Non-Contravention.  The execution and delivery of this Agreement by Affiliate does not, and the performance by Affiliate of Affiliate’s obligations hereunder and the consummation by Affiliate of the transactions contemplated hereby will not, violate or conflict with or constitute a default under any agreement, instrument, contract or other obligation or any order; arbitration award, judgment or decree to which Affiliate is a party or by which Affiliate is bound, or any statute, rule or regulation to which Affiliate or any of Affiliate’s property is subject.

2.4.                            Ownership of Shares.  Schedule 1 hereto correctly sets forth the number of shares of First Business Bank Stock owned by Affiliate, or with respect to which Affiliate has voting power or beneficial ownership, as of the date hereof.  Affiliate has good title to all of the shares of First Business Bank Stock indicated as owned by Affiliate in the capacity set forth on Schedule 1 as of the date hereof and such shares of First Business Bank Stock are so owned free and clear of any liens, security interests, charges or other encumbrances, except as set forth in Schedule 1.

3.                                      TERMINATION

3.1.                            Termination Date.  This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the termination of the Reorganization Agreement in accordance with the terms thereof, or (ii) the consummation of the Merger and the other matters contemplated by the Reorganization Agreement.

3.2.                            Effect of Termination.  Upon the termination of this Agreement in accordance with Section 3.1 hereof, the respective obligations of the parties hereto shall immediately become void and have no further force or effect.

4.                                      EQUITABLE RELIEF.  Affiliate acknowledges and agrees that 1st Pacific Bancorp’s remedies at law for breach of any of the provisions of this Agreement may be inadequate and, in recognition of this fact, Affiliate agrees that, in the event of such breach, in addition to any remedies at law it may have, 1st Pacific Bancorp, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Affiliate further acknowledges that should Affiliate violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to 1st Pacific Bancorp and that in addition to any other remedies it may have, 1st Pacific Bancorp shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

5.                                      MISCELLANEOUS

5.1.                            Expenses.  Each party hereto shall pay its own costs and expenses, including, without limitation, those of its attorneys and accountants, in connection with this Agreement and transactions covered and contemplated hereby.

5.2.                            Notices.  All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail; or first class, certified or registered, postage prepaid, and properly addressed as follows:

(a)                                  If to 1st Pacific Bancorp:

Ronald J. Carlson

President and Chief Executive Officer

9333 Genesee Avenue #300

San Diego, California

(b)                                 If to Affiliate:

to the address noted on the final page hereof.

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 5.2.

5.3.                            Successors and Assigns.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by Affiliate without the prior written consent of 1st Pacific Bancorp and any purported assignment in violation of this Section 5.3 shall be null and void.

5.4.                            Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term “party” or “parties” shall refer only to 1st Pacific Bancorp and Affiliates.

5.5.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

5.6.                            Governing Law; Jurisdiction.  This Agreement is made and entered in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder. In an action or suit brought by Affiliate or 1st Pacific Bancorp to enforce any provision hereof, or for damages for the breach hereof, such action or suit shall be commenced and maintained exclusively in the state superior courts located in San Diego County, California or Federal district courts located in San Diego County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

5.7.                            Attorney’s Fees. In the event Affiliate or 1st Pacific Bancorp brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such action or suit, including, without limitation, legal fees and court costs (whether or not taxable as such).

5.8.                            Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

5.9.                            Waiver and Modification.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

5.10.                     Entire Agreement.  The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representation, statements, warranties or agreements other than those expressed herein. This Agreement, in addition to the applicable provisions of the Reorganization Agreement, embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

5.11.                     Severability.  Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law.  However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent.  If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the minimum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

5.12.                     Not in Director Capacity.  Affiliate, who is a director of First Business Bank, makes no agreement or understanding herein in his or her capacity as such director.  Affiliate signs solely in his or her capacities as owner of or holder of the power to vote shares of First Business Bank Stock.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

1st PACIFIC BANCORP

By:
Ronald J. Carlson, President and
Chief Executive Officer

AFFILIATE

(Signature)

(Name)

(Street Address)

(City, State and Zip Code)

SCHEDULE 1

Number
Name	Shares	Options	Nature of Ownership